Exhibit 10.9

January 7, 2016

Kenneth Goldman

[Personal Address]

Re:	Offer to Serve on Zuora, Inc.’s Board of Directors

Dear Ken:

On behalf of Zuora, Inc. (“Zuora”), I would like to extend an invitation to become a member of Zuora’s Board of Directors and to serve as Chairman of Zuora’s Audit Committee (the “Board”). Your appointment to the Board is contingent upon the requisite approval of Zuora’s stockholders. I am sure that Zuora will benefit from your valuable business wisdom and experience.

The terms and conditions of your directorship with the Board are outlined as follows:

1. Position. Once formally elected to the Board, you will serve as a member of the Board until your resignation, death, or removal by Zuora’s stockholders. You will have a fiduciary obligation to all the stockholders of Zuora, including obligations with respect to maintaining the confidentiality of non-public information. As a member of the Board, you will be expected to advise Zuora and its officers, as needed, and to attend periodic meetings of the Board at Zuora’s headquarters in Foster City, California and such other locations as specified by the Board. We will provide you with an advance schedule of our meetings.

2. Start Date. Your service on the Board is expected to commence on or around February 1, 2016.

3. Equity Compensation. Subject to the approval of the Board, upon the commencement of your service on the Board, you will be granted a non-qualified stock option to purchase five hundred thousand (500,000) shares of Zuora’s common stock (the “Option”). The Option will be subject to the terms and conditions of Zuora’s 2015 Equity Incentive Plan. The Option shall be immediately exercisable at a per share exercise price equal to the fair market value of Zuora’s common stock, as determined by the Board on the date the Board approves the Option. If you early exercise the Option, you shall receive restricted stock subject to Zuora’s right to repurchase such shares at cost, which right shall lapse on the same vesting schedule as the Option. The Option shall vest at the rate of 6.25% every three months starting from the date of your election to the Board, such that at the end of four years, the Option shall be fully vested. Vesting will, of course, depend on your continued service to Zuora as a member of the Board. The vesting of the Option shall accelerate in full upon the closing of a change of control of Zuora during the period in which you remain on the Board, on such terms as to be defined in the stock option agreement governing the Option. You will be responsible for reporting and paying any current and future taxes that you may incur resulting from the grant, exercise, and sale of the Option.

Kenneth Goldman

January 7, 2016

4. Business Expenses. Zuora will reimburse you for your reasonable out-of-pocket business expenses that you incur in connection with your Board service, including in connection with attending Board meetings, provided that you must notify Zuora in advance should you anticipate any expense in excess of $1,000.

5. No Employment Relationship. You agree that this letter, and your service as a director of the Board, does not create any employment relationship with Zuora and that you will not be entitled to participate in any of Zuora’s employee benefit plans, other than as provided in this letter.

6. Indemnity. Zuora will enter into an indemnification agreement with you, in a form to be provided by Zuora. Additionally, Zuora maintains Directors’ and Officers’ Insurance.

7. Conflicts. This offer to join the Board, and your continued service thereon, assumes that your services for Zuora will not, in any way, conflict with any other agreement and/or commitment that you have. If you believe that a conflict might exist, or if one potentially will develop in the future, you shall promptly notify Zuora.

8. Acknowledgement; Modification; Governing Law. To acknowledge and affirm the terms for your service as a member of the Board, please sign and date this letter in the space provided below and return it to us. This letter sets forth the terms of your service with Zuora and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Zuora’s Chief Executive Officer and by you. This letter is governed by, and will be construed in accordance with the laws of, the State of California, without reference to principles of conflict of laws or choice of laws.

We are all delighted to confirm by this letter the terms for your service as a member of the Board.

Very truly yours,

Zuora, Inc.

By:	/s/ Tien Tzuo
Tien Tzuo
Founder and Chief Executive Officer

Kenneth Goldman

January 7, 2016

ACKNOWLEDGMENT AND ACCEPTANCE

I have read and understood this directorship letter and hereby acknowledge, accept, and agree to my appointment as a member of the Board according to the terms as set forth above. I further acknowledge that no other commitments were made to me as part of my directorship offer except as specifically set forth herein.

By:	/s/ Kenneth Goldman
Kenneth Goldman

Date:	1/7/16

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